Exhibit 10.7

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

Earthasia International Holdings Limited

泛 亞 環 境 國 際 控 股 有 限 公 司

(Incorporated in the Cayman Islands with limited liability)
(Stock Code: 6128)

(1) GRANT OF SHARE OPTIONS PURSUANT TO
THE SHARE OPTION SCHEME OF THE COMPANY

(2) GRANT OF AWARDED SHARES PURSUANT TO
THE SHARE AWARD SCHEMES OF THE COMPANY
AND A SUBSIDIARY

Reference is made to the share option scheme (the “Share Option Scheme”) adopted by Earthasia International Holdings Limited (the “Company”) on 3 June 2014. Reference is also made to the announcements of the Company dated 21 August 2014, 5 January 2015 and 7 September 2015 respectively in relation to the adoption of share award scheme of the Company (the “Company Share Award Scheme”) and the announcement of the Company dated 19 January 2021 in relation to the adoption of share award scheme (the “EIL Share Award Scheme”) of Earthasia (International) Limited (an indirect wholly-owned subsidiary of the Company) (“EIL”). Unless otherwise defined, capitalised terms used in this announcement shall have the same meaning ascribed to them in the aforesaid announcements.

GRANT OF SHARE OPTIONS

This announcement is made by the Company pursuant to rule 17.06A of the Rules Governing the Listing of Securities (the “Listing Rules”) on The Stock Exchange of Hong Kong Limited (the “Stock Exchange”).

The board of directors (the “Board”) of the Company hereby announces that, on 28 January 2021 (the “Date of Grant”), the Company has granted a total of 40,000,000 share options (the “Share Options”) to 14 eligible participants of the Company (the “Grantees”) pursuant to the Share Option Scheme to subscribe for an aggregate of 40,000,000 new ordinary shares of HK$0.01 each (the “Share(s)”) of the Company, subject to the acceptance of the Share Options by the Grantees. The total of 40,000,000 Shares to be subscribed under the Share Options represent approximately 8.29% of the existing issued share capital of the Company as at the Date of Grant and approximately 7.66% of the enlarged issued share capital of the Company, assuming the Share Options are fully exercised.

Details of the Share Options are set out as follows:

Date of Grant	28 January 2021

Number of Share Options granted	40,000,000 Share Options (each Share Option shall entitle the Grantee to subscribe for one Share)

Exercise price of the Share Options granted	HK$0.65 per Share, representing a premium over (i) the closing price of HK$0.59 per Share as stated in the Stock Exchange’s daily quotation sheet on the Date of Grant; (ii) the average closing price of HK$0.61 per Share as stated in the Stock Exchange’s daily quotation sheet for the five business days immediately preceding the Date of Grant; and (iii) the nominal value of HK$0.01 per Share

Consideration for the grant of the Share Options	HK$1 to be paid by the Grantee upon acceptance of the Share Options granted

Validity period of the Share Options	Five (5) years from the Date of Grant being 28 January 2021 to 27 January 2026

Vesting period of the Share Options	One (1) year from the Date of Grant being 28 January 2021 to 27 January 2022, which shall be subject to other vesting terms and conditions

Among the Share Options, 24,000,000 Share Options were granted to the following directors, chief executive and substantial shareholders of the Company as follows:

Name of Grantees	Position(s) held with the Company	Number of Share Options granted
Lau Hing Tat Patrick	Executive director, chairman and substantial shareholder	4,000,000
Chan Yick Yan Andross	Executive director, chief executive officer and substantial shareholder	4,000,000
Tian Ming	Executive director	4,000,000
Qiu Bin	Executive director	4,000,000
Yang Liu	Executive director	4,000,000
Tu Wenzhe	Non-executive director	4,000,000
	Total	24,000,000

The independent non-executive directors of the Company have approved the grant of the Share Options to the above directors, chief executive, substantial shareholders of the Company in accordance with rule 17.04(1) of the Listing Rules.

None of the grant of Share Options to a substantial shareholder of the Company would result in the Shares issued and to be issued upon exercise of all the Share Options granted and to be granted (including options exercised, cancelled and outstanding share options) under the Share Option Scheme to such person in the 12-month period up to and including the Date of Grant (i) representing in aggregate over 0.1% of the Shares in issue; AND (ii) having an aggregate value, based on the closing price of the Shares on the Date of Grant, in excess of HK$5 million.

None of the Grantees will, as a result of the grant of Share Options, be entitled to be issued with such number of Shares representing over 1% of the Shares in issue upon exercise of all Share Options granted to him/her in the 12-month period up to and including the Date of Grant.

GRANT OF AWARDED SHARES BY THE COMPANY

On 28 January 2021, the Board resolved to grant an aggregate 9,931,275 Shares (the “Company Awarded Shares”) to 10 selected participants (the “Company Selected Participants”) pursuant to the Company Share Award Scheme, which together with all Shares awarded pursuant to the Company Share Award Scheme since the adoption date of the Company Share Award Scheme (the “Adoption Date”) represented not more than 10% of the issued shares of the Company as at the Adoption Date. None of the Company Selected Participants is a connected person (as defined under the Listing Rules) of the Company and none of the Company Selected Participants was granted such number of Company Awarded Shares which exceeded 1% of the issued shares of the Company as at the date of this announcement. The vesting date of the Company Awarded Shares is 28 January 2021, subject to fulfillment of other vesting conditions (where applicable) and acceptance by the Company Selected Participants.

Among the Company Awarded Shares, 2,000,000 Company Awarded Shares were granted to following directors as follows:

Name of selected participants	Position(s) held with the Company	Number of Company Awarded Shares granted
Tian Ming	Executive director of the Company	1,000,000
Tu Wenzhe	Non-executive director of the Company	1,000,000
	Total	2,000,000

The closing price of the Shares of the Company on the date of grant of the Company Awarded Shares was HK$0.59. The Company Awarded Shares have been purchased and are currently held by the Trustee in accordance with the scheme rules of the Company Share Award Scheme and subject to the terms of the Trust Deed.

GRANT OF AWARDED SHARES BY EIL

On 28 January 2021, the board of directors of EIL resolved to grant an aggregate 200 shares (the “EIL Awarded Shares”) to 6 selected participants (the “EIL Selected Participants”) pursuant to the EIL Share Award Scheme, which do not exceed the scheme limit under the EIL Share Award Scheme and represent 4% of the issued share capital of EIL as at the adoption date of EIL Share Award Scheme. The vesting date of EIL Awarded Shares is 28 January 2021, subject to fulfillment of other vesting conditions (where applicable) and acceptance by the EIL Selected Participants.

Among the EIL Awarded Shares, 100 EIL Awarded Shares were granted to the following directors, chief executive and substantial shareholders of the Company as follows:

Name of EIL Selected Participants	Position(s) held with the Company and EIL	Number of EIL Awarded Shares granted
Mr. Lau Hing Tat Patrick	Executive director,chairman and substantial shareholder of the Company Director of EIL	50
Mr. Chan Yick Yan Andross	Executive director,chief executive officer and substantial shareholder of the Company Director of EIL	50
	Total	100

As the grant of EIL Awarded Shares to aforesaid directors forms part of the remuneration packages of the directors under their respective service contracts with the Company, therefore such grant is exempt from the reporting, announcement and independent shareholders’ approval requirements under Rules 14A.73(6) and 14A.95 of the Listing Rules.

Save as disclosed above, none of the EIL Selected Participants is a connected person (as defined under the Listing Rules) of the Company and none of the EIL Selected Participants was granted such number of EIL Awarded Shares which exceeded 1% of the issued share capital of EIL as at the date of this announcement.

By Order of the Board
Earthasia International Holdings Limited
Lau Hing Tat Patrick
Chairman

Hong Kong, 28 January 2021

As at the date of this announcement, the executive Directors are Mr. Lau Hing Tat Patrick, Mr. Chan Yick Yan Andross, Mr. Tian Ming, Mr. Yang Liu and Mr. Qiu Bin, the non-executive Director are Mr. Ma Lida and Mr. Tu Wenzhe; and the independent non-executive Directors are Ms. Tam Ip Fong Sin, Mr. Wang Yuncai, Mr. Liu Kwong Sang, Mr. Tang Zhaodong and Mr. Chan Anthony Kaikwong.